Execution Version

GTT EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”), is entered into effective December 7, 2020 (the “Effective Date”) and is by and between GTT Communications, Inc., a Delaware corporation (the “Company”), and Donna Granato (the “Executive”).
1.    Employment; Term. Subject to the terms and conditions of this Agreement, the Company agrees to employ Executive, and Executive accepts employment and agrees to be employed by the Company during the time period commencing on the Effective Date and ending on the termination of this Agreement as provided in Section 6 below. The obligations of Executive set forth in Section 4 below shall survive the term of this Agreement and the termination of Executive’s employment, regardless of the cause of such termination, in accordance with the terms thereof. Executive hereby represents and warrants to the Company that Executive is free to enter into and fully perform this Agreement and the agreements referred to herein without breach or violation of any agreement or contract to which Executive is a party or by which Executive is bound.
2.    Duties. Executive shall serve as Interim Chief Financial Officer of the Company (“Interim CFO”), with such duties and responsibilities as may from time to time be assigned to Executive by the Chief Executive Officer and the Board of Directors of the Company (the “Board”) and/or a committee thereof, commensurate with and customarily assigned to Executive’s title and position described in this sentence. Executive shall report solely and exclusively directly to the Chief Executive Officer. Executive agrees that she shall use her reasonable best efforts, ability and experience to conscientiously perform all of the duties and obligations reasonably assigned to her under and in accordance with the terms of this Agreement. At the Company’s option, it will be entitled to reasonable use of Executive’s name, solely in her role as an executive of the Company, in a positive image, in promotional, advertising and other materials used in the ordinary course of its business without additional compensation unless prohibited by law. Executive will reasonably comply with and be bound by the Company’s operating policies, procedures, and practices from time to time in effect, as published and generally made available to the employees of the Company, during Executive’s employment. Executive shall be based in New York, New York; provided, that, Executive acknowledges and agrees that she may be required periodically to travel for Company business, including, but not limited to, travel to the Company’s facility located in Tysons Corner, Virginia.
3.    Exclusive Service. During the term of employment, Executive will not perform services for any other entity if such service would be in conflict with the Company’s business interests. Executive will apply her skill and experience to the performance of her duties and advancing Company’s interests in accordance with Executive’s experience and skills. Accordingly, Executive shall not engage in any outside work, business, consulting activity or render any commercial or professional services, directly or indirectly, for or on behalf of herself or any other person or organization, whether for compensation or otherwise, if such services would be in conflict with the Company’s business interests, except with the prior written approval of the

Execution Version
Company and Executive shall otherwise do nothing inconsistent with the performance of Executive’s duties hereunder.
Notwithstanding the foregoing, nothing herein shall prohibit Executive from (i) participating in trade associations or industry organizations that are related to the business of the Company or her role as a financial executive, (ii) engaging in charitable, educational, civic or political activities, or (iii) engaging in personal investment activities for Executive and her family that do not give rise to any conflicts of interest with Company, in each case so long as such interests do not materially interfere, individually or in the aggregate, with the performance of Executive’s duties hereunder.
4.    Non-Competition and Other Covenants.
4.1 Non-Competition Agreement. Beginning as of the Effective Date and continuing for so long thereafter as Executive is employed by the Company or a subsidiary or affiliate of the Company, and for one (1) year following the termination of Executive’s employment with Company (collectively, the “Restricted Period”), Executive will not, directly or indirectly, individually or as an employee, partner, officer, director or shareholder (except to the extent permitted in Section 3 above) or in any other capacity whatsoever of or for any person, firm, partnership, company or corporation other than Company or its subsidiaries:
(a)    Own, manage, operate, sell, control or participate in the ownership, management, operation, sales or control of or be connected in any manner with any business directly engaged, in the geographical areas referred to in Section 4.2 below, in the design, research, development, marketing, sale, or licensing of managed data network services that are substantially similar to or competitive with the business of the Company and any of its controlled affiliates; or
(b)    Recruit, attempt to hire, solicit, or assist others in recruiting or hiring, in or with respect to the geographical areas referred to in Section 4.2 below, any person who is an employee, consultant or independent contractor of the Company or any of its subsidiaries with whom Executive had direct and regular contact in the course of her duties hereunder or induce or attempt to induce any such employee, consultant or independent contractor to terminate her or her employment with Company or any of its subsidiaries; provided, however, that this prohibition shall not apply to any employee, consultant or independent contractor who first initiates contact, without prior solicitation from Executive, related to employment in response to a general advertisement or recruitment program, or through an employment agency, made available to the public generally and not directed at Company’s employees, consultants or independent contractors.
4.2 Geographical Areas. The geographical areas in which the restrictions provided for in this Section 4 apply include all cities, counties and states of the United States, and all other countries in which Company (or any of its subsidiaries) are conducting business or are contemplating conducting business at the time. Executive acknowledges that the scope and period of restrictions and the geographical area to which the restrictions imposed in this Section 4 applies are fair and reasonable and are reasonably required for the protection of the Company

Execution Version
and that this Agreement accurately describes the business to which the restrictions are intended to apply. Executive acknowledges that the covenants set forth in this Section 4 have been granted in consideration for her employment by the Company.
4.3 Non-Solicitation of Customers. In addition to, and not in limitation of, the non-competition covenants of Executive set forth above in this Section 4, Executive agrees with Company that, for the Restricted Period, Executive will not, either for Executive or for any other person or entity, directly or indirectly (other than for Company and any of its subsidiaries or affiliates), attempt to sell, license or provide the same or similar products or services as are then provided, or are then proposed to be provided, by the Company or any subsidiary or affiliate of the Company, to, or solicit such business from, any customer of the Company who is a customer of the Company during the Restricted Period or was a customer of the Company within the preceding 12-month period from the date in question, to the extent that Executive had direct dealings with such customer.
4.4 Confidentiality.
(a)     Executive acknowledges that in the course of her employment with the Company, she will be exposed to, and have access to, Confidential Information (as defined below). Except as authorized or directed by the Company in connection with the proper performance of Executive’s duties and obligations, or as provided below, Executive shall not, at any time during her employment with the Company or at any time after her employment with the Company ends (regardless of whether Executive resigns or is terminated or the reason for such resignation or termination), directly or indirectly, use, disclose, exploit, remove, copy, or make available to any other person or entity any Confidential Information, including for your own personal use or advantage or for the use or advantage of any person or entity other than the Company Entities, except as otherwise explicitly provided herein. “Confidential Information” means the nonpublic information, confidential information, proprietary information, trade secrets, or other sensitive information (whether in oral, written, electronic, or any other form) concerning, created by, or relating to any of the Company Entities or their customers.
(b)     Notwithstanding the foregoing, in accordance with the Defend Trade Secrets Act, 18 U.S.C. § 1833(b), and other applicable law, nothing in this Agreement, the Employment Agreement, or any other agreement or Company policy shall prevent Executive from, or expose Executive to criminal or civil liability under federal or state trade secret law for, (i) directly or indirectly sharing any trade secrets of the Company or other Confidential Information (except information protected by any of the Company Entities’ attorney-client or work product privilege) in confidence with law enforcement, an attorney, or with any federal, state, or local government agencies, regulators, or officials (including the EEOC, the Securities and Exchange Commission, or any applicable local agency), for the purpose of investigating, reporting, or complaining of a suspected violation of law, whether in response to a subpoena or otherwise, without notice to the Company, or (ii) disclosing the Company’s trade secrets in a filing in connection with a legal claim, provided that the filing is made under seal. For purposes of this Agreement, “Company Entities” shall mean the Company, its subsidiaries and affiliates, and any entities controlling, controlled by, or under common control with any of the foregoing.

Execution Version
4.5 Cooperation. Both during the term of this Agreement and thereafter, Executive agrees to cooperate with the Company, without any compensation other than that set forth in this Agreement, in connection with (a) transitioning her duties, (b) promptly, fulsomely, and in good faith responding to the Company’s requests for knowledge or information within Executive’s possession, (c) any investigation or review by the Company or any federal, state, foreign, or local regulatory or other authority, and (d) in the defense or prosecution of any demand, claim, or action, that is now in existence or may be brought in the future against or on behalf of any of the Company Entities relating to events, occurrences, or omissions that may have occurred (or failed to have occurred) while Executive was employed by the Company. Executive’s cooperation in connection with any such investigation, demand, claim, or action shall include, but not be limited to, being available to (i) meet with the Company Entities and their counsel in connection with investigatory, discovery, or pre-trial issues, and (ii) provide truthful testimony (including via affidavit, deposition, at trial, or otherwise) on behalf of the Company Entities, all without the requirement of being subpoenaed. The Company shall try to schedule Executive’s cooperation pursuant to this Paragraph so as not to unduly interfere with Executive’s other personal or professional pursuits.
4.6 Non-Disparagement. Except as set forth in Paragraph 4.4(b), above, Executive agrees that Executive shall not, verbally or in writing, disparage in any manner or context the Company, and the Company’s attorneys, directors, managers, partners, employees, agents and affiliates, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that Executive will respond accurately and fully to any question, inquiry or request for information when required by legal process.
4.7 Work Product. Executive agrees that any and all developments, improvements, inventions, discoveries, creations, formulae, algorithms, processes, systems, interfaces, protocols, concepts, programs, products, investment strategies, valuation models, risk management tools, methods, designs, and works of authorship, and any and all documents, information (including the Company’s Confidential Information), or things relating thereto, whether patentable or not, within the scope of or pertinent to any business, research, or investment in which the Company or any other Company Entity is engaged or (if such is known to or ascertainable by Executive) considering engaging, which Executive may conceive, make, author, create, invent, develop, or reduce to practice, in whole or in part, during Executive’s employment with the Company or affiliation with any of the Company Entities, whether alone or working with others, whether during or outside of normal working hours, whether inside or outside of the Company’s offices, and whether with or without the use of the Company’s computers, systems, materials, equipment, or other property, shall be and remain the sole and exclusive property of the Company (the foregoing, individually and collectively, “Work Product”). To the maximum extent allowable by law, any Work Product subject to copyright protection shall be considered “works made for hire” for the Company under U.S. copyright law. To the extent that any Work Product that is subject to copyright protection is not considered a work made for hire, or to the extent that Executive otherwise has or retains any ownership or other rights in any Work Product (or any intellectual property rights therein) anywhere in the world, Executive hereby assigns and transfers to the company all such rights, including the intellectual property rights therein, effective automatically as and when such Work Product is conceived, made, authored, created,

Execution Version
invented, developed, or reduced to practice. The Company shall have the full worldwide right to use, assign, license, and/or transfer all rights in, with, to, or relating to Work Product (and all intellectual property rights therein). Executive shall, whenever requested to do so by the Company (whether during Executive’s employment or thereafter), execute any and all applications, assignments, and/or other instruments, and do all other things (including cooperating in any matter or giving testimony in any legal proceeding) which the Company may deem necessary or appropriate in order to (a) apply for, obtain, maintain, enforce, or defend patent, trademark, copyright, or similar registrations of the United States or any other country for any Work Product; (b) assign, transfer, convey, or otherwise make available to the Company any right, title, or interest which Executive might otherwise have in any Work Product; and/or (c) confirm the Company’s right, title, and interest in any Work Product. Executive shall promptly communicate and disclose all Work Product to the Company and, upon request, report upon and deliver all such Work Product to the Company. Executive shall not use or permit any Work Product to be used for any purpose other than on behalf of the Company Entities, whether during Executive’s employment or thereafter.
4.8 Amendment to Retain Enforceability. It is the intent of the parties that the provisions of this Section 4 will be enforced to the fullest extent permissible under applicable law. If any particular provision or portion of this Section is adjudicated to be invalid or unenforceable, this Agreement will be deemed amended to revise that provision or portion to the minimum extent necessary to render it enforceable. Such amendment will apply only with respect to the operation of this paragraph in the particular jurisdiction in which such adjudication was made.
4.9 Injunctive Relief. Executive acknowledges that any breach of the covenants of this Section 4 could result in immediate and irreparable injury to the Company and, accordingly, consents that the Company may have the right to seek injunctive relief and such other equitable remedies for the benefit of the Company as may be appropriate in the event such a breach occurs or is threatened. The foregoing remedies will be in addition to all other legal remedies to which Company may be entitled hereunder, including, without limitation, monetary damages.
5.    Compensation and Benefits.
5.1 Salary. During the term of this Agreement, Company shall pay Executive a salary of $460,000 per annum (prorated for partial years during the term), less applicable withholdings and deductions. Executive’s salary shall be payable in accordance with Company’s customary payroll practices then in effect. Executive’s salary shall be subject to review and adjustment not less than annually, and may be increased but not decreased, in accordance with Company’s customary practices concerning salary review for similarly situated senior executive employees of the Company or its subsidiaries. Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”
5.2 Benefits. Executive shall be eligible to participate in the Company’s employee benefit plans of general application as they may exist from time to time, including without limitation those plans covering pension and profit sharing, executive bonuses, stock purchases, stock options, and those plans covering life, health, and dental insurance, in each case, in accordance with the rules established for individual participation in any such plan and applicable law.

Execution Version
Executive will receive such other benefits, including vacation, holidays and sick leave, as Company generally provides to its senior executive employees holding similar positions as that of Executive as well as any future benefits or changes to existing benefits offered to similarly situated senior executive employees of the Company or its subsidiaries. For avoidance of doubt, the executive shall be entitled to no less than four (4) weeks paid vacation for each calendar year during the term of her employment. Executive has received a summary of the Company’s standard employee benefits policies in effect as of the date hereof. Nothing contained herein or otherwise shall be construed to limit the Company’s or any of its subsidiaries’ or affiliates’ ability to amend, suspend or terminate any employee benefit plan or policy, at any time, without providing Executive notice, and the right to do so is expressly reserved.
5.3 Bonus. During the term of employment commencing with the calendar year beginning January 1, 2022, Executive will be eligible to earn an annual cash bonus (the “Annual Bonus”) with a target bonus opportunity of (80%) percent of Base Salary (the “Target Bonus Opportunity”). Executive’s Annual Bonus eligibility for subsequent years is intended to reflect a comparable ratio of Annual Bonus eligibility to Base Salary. However, Executive’s Annual Bonus eligibility will be subject to review and adjustment in accordance with Company’s customary practices concerning compensation review for similarly situated employees of the Company or its subsidiaries, but in no event shall the Target Bonus Opportunity be decreased below eighty (80%) percent of Base Salary. The Annual Bonus will be awarded subject to the sole discretion of the Board, based upon the Board’s evaluation of the performance of Executive and the Company. For the 2020 calendar year, Executive will receive an Annual Bonus equal to $66,543. The Annual Bonus for each applicable year shall be paid to Executive no later than March 15 following the year to which such Annual Bonus relates and, except as provided in Sections 6.1. 6.2 and 6.3 hereof, shall be subject to the Executive’s continuing employment with the Company through the payment date of the Annual Bonus.
5.4 Expenses. The Company will reimburse Executive for all reasonable and necessary expenses incurred by Executive in connection with the Company’s business in accordance with the Company’s applicable policies and procedures. The Company shall reimburse Executive in accordance with its travel and entertainment practices, but not less than on a monthly basis, for any business travel, including, but not limited to, travel to the Company’s facility located in Tyson Corners, Virginia, and entertainment expenses as necessary to execute her responsibilities.
6.    Termination
6.1 Upon Death. Executive’s employment hereunder shall terminate automatically upon the death of Executive. If Executive’s employment is terminated due to Executive’s death, Executive’s estate or Executive’s beneficiaries, as the case may be, shall be entitled to receive: (1) within thirty (30) days following such termination (or such earlier time as may be required by applicable law), (x) payment of Executive’s earned but unpaid Base Salary and (y) reimbursement for any unreimbursed but properly incurred expenses in accordance with the terms and conditions of this Agreement, in each case of (x) and (y), earned or incurred, as applicable, through the date of termination, and (2) all other vested and non-forfeitable amounts or accrued benefits due to Executive in accordance with and subject to the terms and conditions

Execution Version
of the applicable employee benefit plans, programs or policies of the Company or its subsidiaries or affiliates, as applicable; provided, that, in no event shall Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein (collectively, the “Accrued Amounts”). In addition to the Accrued Amounts, subject to the Executive’s continued compliance with the covenants by which the Executive may be bound, Executive shall be entitled to receive the Annual Bonus earned but unpaid with respect to the year prior to the year in which the date of termination occurs (the “Prior Year Bonus”), if any, which shall be payable in full in a lump sum cash payment on the date such bonus would be paid if Executive had remained an employee of the Company.
6.2 By the Company upon Disability. Company may terminate Executive’s employment hereunder due to Disability (as defined below) at any time by giving written notice to Executive. If Executive’s employment is terminated by the Company due to Executive’s Disability, subject to Executive’s continued compliance with any covenants by which Executive may be bound, Executive shall be entitled to receive: (i) the Accrued Amounts, (ii) the Prior Year Bonus, if any, which shall be payable in full in a lump sum cash payment on the date such bonus would be paid if Executive had remained an employee of the Company, and (iii) subject to Executive’s timely election to receive continuation of coverage under the Company’s group health plan pursuant to and in accordance with the Consolidated Omnibus Budget Reconciliation Act of 1985 (as amended, “COBRA”), for a period of up to twelve (12) months following the date of Executive’s termination of employment, the Company will pay Executive an amount (on a fully taxable basis) equal to the monthly portion of the premium cost of participation in such group health plan that the Company paid for Executive and, to the extent applicable, Executive’s spouse and/or covered dependents (to the extent Executive’s spouse and any covered dependents were covered under the applicable group health plan immediately prior to the date of Executive’s termination of employment) as in effect for the month immediately preceding the month in which the termination occurs, payable on the first regularly scheduled payroll date of each month following the date of Executive’s termination of employment. Notwithstanding anything herein to the contrary, Executive’s eligibility for the payments under clause (iii) above shall end (x) in the event Executive becomes eligible to receive comparable group health coverage including as a result of subsequent employment or service (and, in the case of any of Executive’s eligible dependents becoming eligible to receive comparable group health coverage, then only to such dependents), and Executive shall have an obligation to notify the Company promptly of such event(s), or (y) if COBRA continuation coverage is no longer required to be provided to Executive or Executive’s spouse or eligible dependents in accordance with COBRA or the applicable plan document (the benefits provided under this Section 6.2(iii), the “COBRA Continuation Benefits”).
For purpose of this Agreement, “Disability” shall mean, consistent with applicable law, Executive inability, to perform her duties hereunder, as determined by a medical doctor specializing in the appropriate medical specialty selected by the Company, by reason of any physical or mental incapacity for a period of more than 180 days in the aggregate in any twelve month period. Nothing in this Section 6.2 shall affect Executive’s rights under any Company sponsored disability plan in which she is a participant.

Execution Version
6.3 By the Company for Cause. Company may terminate Executive’s employment hereunder for Cause (as defined below) at any time by giving written notice to Executive. If the Executive’s employment is terminated by the Company for Cause, Executive shall be entitled to receive the Accrued Amounts.
For purposes of this Agreement, “Cause” shall mean (a) Executive’s willful and continued failure to perform her duties with the Company (other than any such failure resulting from Executive’s incapacity as a result of physical or mental illness), which is not cured within thirty (30) calendar days after Executive’s receipt from the Company of written notice of such failure, (b) Executive’s indictment for or conviction of (or plea of guilty or nolo contendere to) a felony or of any crime (whether or not a felony) involving moral turpitude, (c) Executive’s commission at any time of any act of fraud, dishonesty, embezzlement, misappropriation, or gross misconduct, or breach of fiduciary duty against the Company (or any predecessor thereto or successor thereof) or in the performance of Executive’s duties or responsibilities to the Company, in each case, which results in material harm to the Company, (d) Executive’s failure to observe and comply with the Company’s written policies applicable to Executive that have been provided or made available to Executive, which results in material harm to the Company, or (e) a material breach by Executive of any provision of this Agreement or a material breach of any covenants by which Executive may be bound, including, without limitation, those set forth in Section 4. Any voluntary termination of Executive’s employment in anticipation of a termination of Executive’s employment by the Company for Cause shall be deemed to be a termination by the Company for Cause
6.4 By the Company without Cause; By Executive for Good Reason. The Company may terminate Executive’s employment hereunder at any time, without any Cause, and Executive may resign for Good Reason (as hereinafter defined) in accordance with the Good Reason Procedures (as hereinafter defined). If the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, in each case, subject to Section 6.6 hereof and Executive’s continued compliance with any covenants by which Executive may be bound, Executive shall be entitled to receive: (i) the Accrued Amounts; (ii) the Prior Year Bonus, if any, which shall be payable in full in a lump sum cash payment to be made to Executive on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following the Executive’s date of termination and the date such bonus would be paid if Executive had remained an employee of the Company, if later, (iii) a pro-rata portion of the Annual Bonus, if any, based on actual results for such year (determined by multiplying the amount of such Annual Bonus which would be due for the full fiscal year by a fraction, the numerator of which is the number of days during the fiscal year of termination that Executive is employed by the Company and the denominator of which is 365), if any, which shall be payable on the later of the first regularly scheduled payroll date following the sixtieth (60th) day following Executive’s date of termination and the date on which the Annual Bonus would have been paid if Executive’s employment had not terminated, (iv) an amount equal one (1) times Executive’s Base Salary, which shall be paid in substantially equal installments over the twelve (12) month period following the date of termination in accordance with the Company’s standard payroll procedures; provided, however, that the first payment shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s

Execution Version
termination of employment and shall include payments of any amounts that would otherwise be due prior thereto; and (v) the COBRA Continuation Benefits on the terms and conditions set forth in Section 6.2(iii); provided, however, that the first payment, if any, shall be made on the first regularly scheduled payroll date following the sixtieth (60th) day following the date of Executive’s termination of employment and shall include payments of any amounts that would otherwise be due prior thereto.
For purposes hereof, “Good Reason” shall mean the occurrence of any of the following events without Executive’s written consent, (i) a reduction in Executives Base Salary or Target Bonus Opportunity, (ii) an adverse change in Executive’s title or any material diminution in Executive’s authority, duties or responsibilities; provided, that a change in Executive’s title, authority, duties or responsibility, in each case, on or prior to June 30, 2021, shall not constitute Good Reason if such change is as a result of Executive ceasing to be the Interim CFO on account of the Company hiring a permanent Chief Financial Officer, (iii) a relocation of Executive’s principal office location more than thirty (30) miles from New York, New York, (iv) a failure of a successor to the business and operations of the Company to assume this Agreement in its entirety, or (v) a material breach by the Company of any material term or provision of this Agreement, which breach is not cured within thirty (30) days of the Company’s receipt of Executive’s written notice of such breach. Notwithstanding the foregoing, the occurrence of an event that would otherwise constitute Good Reason will cease to be an event constituting Good Reason upon the following: (x) Executive’s failure to provide written notice to the Company within thirty (30) days of the first occurrence of such event, (y) substantial correction of such occurrence by the Company within thirty (30) days following receipt of Executive’s written notice described in (x); or (z) Executive’s failure to actually terminate employment within the ten (10) day period following the expiration of the Company’s thirty (30)-day cure period (the “Good Reason Procedures”).
6.5 By Executive without Good Reason. Executive may terminate her employment without Good Reason with thirty (30) days’ written notice at any time. If Executive’s employment is terminated by Executive without Good Reason, Executive shall be entitled to the Accrued Amounts.
6.6    Waiver and Release. Notwithstanding any provision herein to the contrary, and as a condition precedent to payment of any amounts pursuant to Section 6.4 (other than payment of any Accrued Amounts) (such amounts, collectively, the “Severance Benefits”), Executive shall execute, deliver and shall not revoke, a release of claims in favor of the Company and its affiliates in a form to be provided by the Company, and any revocation period applicable to such release must have expired no later than the sixtieth (60th) day following Executive’s termination of employment. If Executive fails to execute and deliver the release in such a timely manner so as to permit any revocation period to expire prior to the end of such sixty (60) day period, or timely revokes his acceptance of such release following its execution, Executive shall not be entitled to any of the Severance Benefits. If Executive executes, delivers and does not revoke the release within such sixty (60) day period so as to permit any revocation period to expire prior to the end of such sixty (60) day period, the Severance Benefits will be made in accordance with Section 6.4.

Execution Version
6.7 Surrender of Records and Property. Upon termination of her employment with Company for any reason, Executive shall deliver promptly to the Company all records, manuals, books, blank forms, documents, letters, memoranda, notes, notebooks, reports, data, tables, calculations or copies thereof, whether in tangible or electronic format or media, which are the property of the Company or which relate in any way to the business, products, practices or techniques of the Company, and all other property, trade secrets and Confidential Information of the Company, including, but not limited to, all documents or electronic records which in whole or in part contain any trade secrets or Confidential Information of the Company, which in any of these cases are in her possession or under her control. Notwithstanding the foregoing, nothing herein shall prevent Executive from retaining electronic or manual copies of material solely for or related to compliance with regulatory requirements or related to her personal financial and tax matters.
6.8 Survival. Notwithstanding any termination of Executive’s employment hereunder, and unless specifically provided therein, Executive shall remain bound by the provisions of this Agreement which specifically relate to periods, activities or obligations which this Agreement specifically states shall survive the termination of Executive’s employment. Further, Company’s obligation to pay the amounts and benefits in Section 6.4 and 6.5 upon Company’s termination of Executive’s employment without Cause, or termination by Executive for Good Reason, respectively, shall survive termination of this Agreement.
7.    Miscellaneous
7.1 Severability. If any provision of this Agreement shall be found by any arbitrator or court of competent jurisdiction to be invalid or unenforceable, then the parties hereby waive such provision to the extent that it is found to be invalid or unenforceable and to the extent that to do so would not deprive one of the parties of the substantial benefit of its bargain. Such provision shall, to the extent allowable by law and the preceding sentence, be modified by such arbitrator or court so that it becomes enforceable and, as modified, shall be enforced as any other provision hereof, all the other provisions continuing in full force and effect.
7.2 Remedies. The Company and Executive acknowledge that the service to be provided by Executive is of a special, unique, unusual, extraordinary and intellectual character, which gives it peculiar value the loss of which cannot be reasonably or adequately compensated in damages in an action at law. Accordingly, Executive and the Company hereby consent and agree that for any breach or violation by Executive of any of the provisions of this Agreement including, without limitation, Section 3 and 4, a restraining order and/or injunction may be sought against either of the parties, in addition to any other rights and remedies the parties may have, at law or equity, including without limitation the recovery of money damages.
7.3 No Waiver. The failure by either party at any time to require performance or compliance by the other of any of its obligations or agreements shall in no way affect the right to require such performance or compliance at any time thereafter. The waiver by either party of a breach of any provision hereof shall not be taken or held to be a waiver of any preceding or succeeding breach of such provision or as a waiver of the provision itself. No waiver of any kind

Execution Version
shall be effective or binding, unless it is in writing and is signed by the party against whom such waiver is sought to be enforced.
7.4 Assignment. This Agreement and all rights hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. Company may assign its rights, together with its obligations hereunder, to any subsidiary, affiliate or successor of the Company, or in connection with any sale, transfer or other disposition of all or substantially all the business and assets of the Company or any of their respective subsidiaries or affiliates, whether by sale of stock, sale of assets, merger, consolidation or otherwise; provided, that any such assignee assumes Company’s obligations hereunder. This Agreement shall be binding upon, and inure to the benefit of, the persons or entities that are permitted, by the terms of this Agreement, to be successors, assigns and personal representatives and heirs of the respective parties hereto, as the case may be.
7.5 Withholding. All sums payable to Executive hereunder shall be subject to all federal, state, local and other withholding and similar taxes and payments required by applicable law to be withheld by the Company.
7.6 Entire Agreement. This Agreement (and the exhibit(s) hereto) constitutes the entire and only agreement and understanding between the parties relating to employment of Executive with Company and this Agreement supersedes and cancels any and all previous contracts, arrangements or understandings with respect to Executive’s employment, including, but not limited to, that certain Non-Sales Personnel Employment, Invention Assignment, Non-Solicitation & Confidentiality Agreement, between the Executive and GTT Americas, LLC, effective as of June 8, 2020.
7.7 Amendment. This Agreement may be amended, modified, superseded, cancelled, renewed or extended only by an agreement in writing executed by both parties hereto.
7.8 Notices. All notices and other communications required or permitted under this Agreement shall be in writing and hand delivered, sent by telecopier, sent by certified first class mail, postage pre-paid, sent by nationally recognized express courier service, or transmitted via electronic mail. Such notices and other communications shall be effective upon receipt if hand delivered or sent by telecopier, five (5) days after mailing if sent by mail, one (l) day after dispatch if sent by express courier, and when received if transmitted via electronic mail, to the following addresses, or such other addresses as any party shall notify the other parties:
If to the Company:
GTT Communications, Inc.
    7900 Tysons One Place
    McLean, VA 22102
Attn: Chris McKee, General Counsel
Email: Chris.McKee@gtt.net

If to Executive:

Execution Version

    Donna Granato
    Physical address and/or email address as shown in the Company’s payroll records

7.9 Binding Nature. This Agreement shall be binding upon, and inure to the benefit of, the successors, assigns, heirs and personal representatives of the respective parties hereto, as the case may be.
7.10 Headings. The headings contained in this Agreement are for reference purposes only and shall in no way affect the meaning or interpretation of this Agreement. In this Agreement, the singular includes the plural, the plural included the singular, the masculine gender includes both male and female reference, and the word “or” is used in the inclusive sense.
7.11 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which, taken together, constitute one and the same agreement. The execution of this Agreement may be by actual or facsimile signature. Electronic copies of this Agreement shall have the same force and effect as the original.
7.12 Governing Law. This Agreement and the rights and obligations of the parties hereto shall be construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflict of laws.
8.    Indemnification.
8.1 Corporate Acts. In her capacity as a director, manager, officer, or employee of the Company or serving or having served any other entity as a director, manager, officer, or Executive at the Company’s request, Executive shall be indemnified and held harmless by the Company to the fullest extent allowed by law, the Company’s charter and by-laws, from and against any and all losses, claims, damages, liabilities, expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which Executive may be involved, or threatened to be involved, as a party or otherwise by reason of Executive’s status, which relate to or arise out of the Company, their assets, business or affairs. The Company shall advance all expenses incurred by Executive in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in this Section 8, including but not necessarily limited to legal counsel, expert witnesses or other legal or litigation-related expenses. Executive shall be entitled to coverage under the Company’s directors and officers liability insurance policy in effect at any time to no lesser extent than any other officers or directors of the Company. After Executive is no longer employed by the Company, the Company shall keep in effect the provisions of this Section 8, which provision shall not be amended except as required by applicable law or except to make changes permitted by law that would enlarge the right of indemnification of Executive.
Notwithstanding anything herein to the contrary, the provisions of this Section 8 shall survive the termination of this Agreement and Executive’s termination of employment for any reason.

Execution Version
8.2 Personal Guarantees. The Company shall indemnify and hold harmless Executive for any liability incurred by him/her by reason of his/her execution of any personal guarantee for the Company’s benefit (including but not limited to personal guarantees in connection with office or equipment leases, commercial loans or promissory notes); provided that nothing herein shall be construed or implied in any manner to expect or require Executive to enter into any such guarantee
8.3 The indemnification provision of this Section 8 shall be in addition to any other liability the Company otherwise may have to Executive to indemnify her for her conduct in connection with her efforts on the Company’s behalf.
8. Section 280G. Notwithstanding any other provision of this Agreement or any other plan, arrangement or agreement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any of its affiliates to Executive or for the Executive’s benefit pursuant to the terms of this Agreement or otherwise (“Covered Payments”) constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and would, but for this Section 8, be (x) nondeductible under Section 280G of the Code and/or (y) subject to the excise tax imposed under Section 4999 of the Code (or any successor provisions applicable to such Sections) or any similar tax imposed by state or local law or any interest or penalties with respect to such taxes (collectively, the “Excise Tax”), then the Covered Payments will be reduced to the minimum extent necessary (but in no event to less than zero) so that no portion of any such payment or benefit, as so reduced, is subject to the Excise Tax; provided, however, that the foregoing reduction will be made only if and to the extent that such reduction would result in an increase in the aggregate payment and benefits to be provided, determined on an after-tax basis after taking into account the applicable federal, state, local and foreign income, employment and excise taxes (including the Excise Tax). Any reductions hereunder shall be made in accordance with Section 409A of the Code and the rules and regulations promulgated thereunder (“Section 409A”) and the following: (A) the payments and benefits that do not constitute nonqualified deferred compensation subject to Section 409A shall be reduced first; and (B) all other payments and benefits shall then be reduced as follows: (I) cash payments shall be reduced before non-cash payments; and (II) payments to be made on a later payment date shall be reduced before payments to be made on an earlier payment date. Any determination required under this Section 8, including, but not limited to, whether any payments or benefits are or could be “parachute payments” within the meaning of Section 280G of the Code, shall be determined by the Board (or its designee).
9. Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A, or shall comply with the requirements of such provision and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A. To the extent the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A, such

Execution Version
modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to Executive and the Company without violating the provisions of Section 409A.
Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Section 409A. For purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean a “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits. Each payment under this Agreement or otherwise in a series of payments shall be treated as a separate payment for purposes of Section 409A. In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A. Notwithstanding any other provision of this Agreement to the contrary, in no event shall any payment or benefit under this Agreement that constitutes “nonqualified deferred compensation” for purposes of Section 409A be subject to offset by any other amount unless otherwise permitted by Section 409A.
All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A. To the extent that any reimbursements pursuant to this Agreement or otherwise are taxable to Executive, any reimbursement payment due to Executive shall be paid to Executive on or before the last day of Executive’s taxable year following the taxable year in which the related expense was incurred; provided, that, Executive has provided the Company written documentation of such expenses in a timely fashion and such expenses otherwise satisfy the Company’s expense reimbursement policies. Reimbursements pursuant to this Agreement or otherwise are not subject to liquidation or exchange for another benefit and the amount of such reimbursements that Executive receives in one taxable year shall not affect the amount of such reimbursements that Executive receives in any other taxable year.
Notwithstanding any provision in this Agreement to the contrary, if on the date of Executive’s termination from employment with the Company Executive is deemed to be a “specified employee” within the meaning of Section 409A using the identification methodology selected by the Company from time to time, or if none, the default methodology under Section 409A, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A shall be delayed and paid or provided (or commence, in the case of installments) on the first payroll date on or following the earlier of (i) the date which is six (6) months and one (1) day after Executive’s termination of employment for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.

Execution Version
Notwithstanding any of the foregoing to the contrary, the Company and its affiliates and its and their respective officers, managers, directors, employees or agents make no guarantee that the terms of this Agreement as written comply with, or are exempt from, the provisions of Section 409A, and none of the foregoing shall have any liability, including, without limitation, for any tax, interest, penalty or damage, for the failure of the terms of this Agreement to comply with, or be exempt from, the provisions of Section 409A.

    [Signature page follows]

Execution Version
In WITNESS WHEREOF, the Company and Executive have duly executed this.

GTT COMMUNICATIONS, INC.
/s/ Ernest Ortega____________________
By: Ernest Ortega
Title: Chief Executive Officer

DONNA GRANATO
/s/ Donna Granato____________________

Signature Page to GTT Employment Agreement (Donna Granato)